Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 15, 2005 (except for Note 2, as to which the date is November 15, 2005) with respect to the consolidated financial statements of Tri-S Security Corporation included in this Registration Statement on Form S-1 as well as the reference to us under the heading “Experts”.

Atlanta, Georgia

February 9, 2006